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                             AMENDMENT NO. 1 TO THE
                                RIGHTS AGREEMENT

         THIS AMENDMENT NO. 1 dated as of November 8, 2002 (the "Amendment") to the Rights Agreement dated as of July 20, 2001 (the "Agreement"), between DSET Corporation, a New Jersey corporation (the "Company") and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

         NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree as follows:

         1. Amendment. The definition of an Acquiring Person, as contained in
Section 1(a) of the Agreement shall be revised in its entirety to read as follows:

         ""Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Person who acquires shares of Common Stock pursuant to that certain Agreement and Plan of Merger dated as of June 26, 2001 between the Company and ISPSoft Inc., a New Jersey corporation, to the extent of the shares of Common Stock acquired under such agreement, or under stock options assumed under such Agreement, or (vi) any Person who acquires shares of Common Stock pursuant to that certain Agreement of Merger, dated as of November 6, 2002, by and among NE Technologies, Inc., a Georgia corporation, NE Technologies Acquisition Corporation, a wholly-owned subsidiary of NE Technologies, Inc. and the Company, to the extent of the shares of Common Stock acquired under such Agreement. Notwithstanding the foregoing, (x) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding as a result of an acquisition of Common Stock by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company become the Beneficial Owner of any additional Common Stock of the Company and shall then beneficially own 15% or more of the shares of Common Stock then outstanding, then such Person shall be deemed to be an "Acquiring Person" and (y) if the Board determines in good faith that a person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable (as determined in good faith by the Board of Directors), but in any event within 15 Business Days, following receipt




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         of written notice from the Company of such event, of Beneficial
         Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph
         (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person.""

         2. Effect on the Agreement. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

         3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey.

         4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

         5. Effective Date. This Amendment shall be effective immediately upon execution by the Company and the Agent.

                                   * * * * * *

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         IN WITNESS WHEREOF, the parties have executed and delivered this
Amendment as of the date first above written.


                           DSET CORPORATION

                           By: /s/ Binay Sugla
                               ----------------------------------------------
                               Binay Sugla
                               President


                           AMERICAN STOCK TRANSFER & TRUST COMPANY

                           By: /s/ Herbert J. Lemmer
                               ------------------------------------------------
                               Herbert J. Lemmer
                               Vice President


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